Letter Of Intent

August 9, 2010

Mr. Jerry Booth
President
Fresh Traffic Group

Re:
Letter of Intent to enter into a definitive Share Purchase Agreement between Estate Coffee Holdings Corp (“ECHD”), Fresh Traffic Group (“FTG”), and the shareholders of Fresh Traffic Group for the purchase of 100% of the issued and outstanding common stock of FTG.

Dear Mr. Booth,

This Letter of Intent (“LOI”) sets forth our mutual understanding regarding the purchase of approximately 100 common shares of FTG from all of its existing shareholders, which shall constitute 100% of the issued and outstanding shares of FTG. The purchase price for the FTG shares shall be the issuance of 4,000,000 common shares of ECHD. This transaction will be subject to the execution of a definitive Share Purchase Agreement (the “SPA”) containing appropriate representations and warranties, as well as customary covenants, indemnification, and conditions in form and substance satisfactory to FTG, FTG’s shareholders, ECHD and their respective counsels. The SPA will provide in pertinent part as follows:

1.	Closing / Due Diligence
a.	This LOI is to be signed by the parties no later than the close of business on Monday, August 16, 2010.
b.
The SPA is to be completed and signed by the parties on or before Friday, September 17, 2010. In no event shall the closing date of the SPA (“SPA Closing Date”) be later than Thursday, September 30, 2010, unless an extension is reasonably necessary to complete the closing, or by mutual consent of the parties.

2.	Stock to be Purchased and Purchase Price
a.	ECHD shall acquire from the existing shareholders of FTG all issued and outstanding shares of FTG, or approximately 100 common shares of FTG.
b.
The purchase price for the FTG shares shall be by way of the issuance of 4,000,000 shares of common stock of ECHD to the existing shareholders of FTG, in such manner and quantity as shall be provided by FTG prior to the SPA Closing Date.  All such shares issued shall be restricted according to applicable regulations.

c.
There shall be 30,100,000 ECHD shares issued and outstanding, of which 26,100,000 shall be held by the current shareholders of ECHD together with 4,000,000 newly issued shares pursuant to the SPA. 100% of the issued and outstanding shares of FTG will be held by ECHD or a subsidiary of ECHD.

3.	Representations and Warranties of ECHD
a.	ECHD is a corporation, duly incorporated and existing in the state of Nevada.
b.	ECHD is presently quoted on the Over the Counter Bulletin Board.
c.	ECHD has now, and will have at the SPA Closing Date, all requisite legal and corporate power and authority to enter into and perform its obligations under the SPA.
d.
There are currently a total of 26,100,000 shares of common stock of ECHD issued and outstanding, and there shall be a total of 30,100,000 shares of common stock issued and outstanding as of the closing of the acquisition of FTG.

e.
ECHD is a reporting issuer, reporting to the U.S. Securities and Exchange Commission (“SEC”), and all assets and liabilities are disclosed in its recent financial statements as filed with the SEC. FTG acknowledges receipt of latest quarterly and annual reports filed.

f.	Prior to the SPA Closing Date, there will be no negative material change in the financial condition of ECHD.
g.	To the best of ECHD’s knowledge, it is not involved in any pending litigation or government investigation except as disclosed in its SEC filings.
h.	As of the SPA Closing Date; ECHD shall be in good standing in its domicile of incorporation, as represented by a certificate therefrom.
i.	ECHD has complied with all laws in connection with its formation, issuance of securities, organization, capitalization, and operations.
j.	ECHD has not breached any agreement to which it has been a party, except as disclosed in its SEC filings.
k.	All corporate documents of ECHD are to be made available to management of FTG for review prior to the Closing Date.
l.	The entry into and closing of the SPA will not violate or breach any contract, agreement, or commitment to which ECHD or its Stockholders are a party.
m.	ECHD warrants that their statement as to classes and amounts of stock issued and outstanding is correct and shall be correct as of the date of closing.
n.
All information relating to or concerning ECHD as set forth in the SPA or as provided to FTG in writing or orally by senior management of ECHD in connection with the transactions contemplated hereby is and shall be true and correct in all material respects and ECHD has not omitted to state any material fact necessary in order to make the statements made herein or therein, nor have any such statements been misleading in any way.  No event or circumstance known to ECHD to have occurred or exist with respect to ECHD or its business, properties, prospects, operations, or financial conditions, which has not been disclosed.

o.
The minute books of ECHD are maintained by ECHD and contain accurate summary records of all meetings and written consents to action of ECHD stockholders, the Board, and all committees, if any, appointed by the Board. The books of accounts and other financial records and the order books, if any, of the Public Company accurately and completely reflect all material information purported to be shown therein in all material respects.

4.	Representations and Warranties of FTG and the Shareholders of FTG
a.	FTG is a private, registered company incorporated in Winnipeg, Manitoba.
b.
Representations by the management of FTG as to the financial condition of FTG fairly and accurately reflect the financial condition of FTG, as of the date thereof. There will be no liabilities, either fixed or contingent, except as disclosed therein.

c.
There have not been any material changes in the financial position of FTG, except changes arising in the ordinary course of business. Such changes will in no event adversely affect the financial condition of FTG.

d.
FTG is not involved in any pending litigation, claims, governmental investigations, or proceedings not reflected in its financial statements, or otherwise disclosed in the writing to the Stockholders. There are no lawsuits, assessments, investigations, or similar matters, threatened or contemplated against FTG, its management, or properties in the best knowledge of management.

e.
As of the date of the SPA Closing Date, FTG will be duly organized, validly existing, and in good standing under the corporate power to own its property and to conduct its business in any jurisdiction where so required.

f.
FTG will file all federal, state, county, and legal income, excise,  property, and other tax returns, forms, or reports which will be required to be filed by it, prior to the SPA Closing Date. FTG will pay or make adequate provision for the payment of all taxes, fees, or assessments that may become due pursuant to such returns or pursuant to any assessment received.

g.
FTG has not breached, nor is there any pending or threatened claims or legal basis for a claim that FTG has breached any of the terms or conditions of any agreement, contract, or commitment to which it is a party, or is bound, and the execution and performance hereof will not violate any provision of the applicable law or any agreement to which FTG is subject.

h.
FTG confirms it has only one class of capital stock and there will be no outstanding convertible securities, warrants, options, or commitments of any nature which may cause authorized but non-issued shares to be issued to any person.

i.
At of the date of LOI, and at the SPA Closing Date, FTG has disclosed all events, conditions, and facts materially affecting the business and the prospects of the Company. FTG has not now, and will not have at the time of the SPA Closing Date, withheld disclosure of any such events, conditions, and facts which management has knowledge of, or has reasonable grounds to know.

j.	FTG has no existing or threatened liabilities, claims, lawsuits, or basis for the same with respect to the public, or other persons.

5.	Standstill; Confidentiality
a.
By executing and returning a copy of this LOI, the parties agree that neither party, nor their respective representative will (a) take any action whatsoever to negotiate, promote, encourage, or facilitate (including providing any information to any third party) any transaction other than the transaction proposed in this LOI to any party other than is covered by this Agreement, or (b) disclose the transaction proposed in this LOI or any of its terms to any party other than on a strictly need-to-know basis.

6.	Expenses
a.
All expenses connected with the review and execution of the documents shall be at the expense of the party directly incurring the expense, including consulting, investment banking, legal, accounting, or other such fees as may be incurred in conjunction with the transaction.

7.	Share Purchase Agreement; Termination
a.	This LOI shall not constitute a binding contract between the parties, but purports to set forth their present intent with respect to the terms proposed to be incorporated in the SPA.

8.	Press Releases; Miscellaneous
a.	The parties agree that any press release or other announcement announcing the transaction will only be made upon their joint approval up until the SPA Closing Date.
b.	This LOI shall be governed by and construed in accordance with the laws of the State of Nevada.

9.	Name/symbol change
a.
The parties agree that after the closing of this transaction ECHD shall make application to the respective regulatory authorities to change the name of ECHD to such name as may be agreed upon between the parties and as a result of such name change, the regulatory authorities may change the trading symbol of ECHD to such trading symbol as they may determine.

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Please indicate your acceptance and approval of this letter by signing and dating below, and by returning a copy of this executed LOI.

__________________________
Errol Gillespie
President

Accepted and Agreed to:

By:           ________________________
           Jerry Booth
Fresh Traffic Group
           President

Date:

Shareholder acceptance

By:           ________________________
           Jerry Booth

Date:

By:           ________________________
           Kim Lewis

Date: